Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com
Press Release

Photronics Reports Third Quarter Fiscal 2020 Results

•	Third quarter 2020 revenue was $157.9 million, up 11% sequentially and 14% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $10.8 million, or $0.17 per diluted share

•	Cash provided by operating activities was $16.9 million, resulting in a cash balance of $260.6 million

•	Fourth quarter 2020 guidance: revenue between $148 and $158 million with diluted EPS between $0.12 and $0.19

BROOKFIELD, Conn. August 27, 2020 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2020 third quarter ended August 2, 2020.

Third quarter revenue was $157.9 million, 11% better than the previous quarter and 14% better than the same quarter last year. Integrated circuit (IC) revenue was $108.7 million, up 12% sequentially and 8% compared with the third quarter of last year. Flat panel display (FPD) revenue was $49.2 million, up 7% compared with last quarter and 30% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $10.8 million ($0.17 per diluted share), compared with $6.3 million ($0.10 per diluted share) for the second quarter of 2020 and $6.3 million ($0.10 per diluted share) for the third quarter of 2019.

"Customer demand improved this quarter, and we achieved double-digit revenue growth rates compared with last quarter and last year due to our diverse market position and technology leadership,” said Peter Kirlin, chief executive officer. “China demand recovered for both IC and FPD, with total revenue of product shipped to China increasing 10% compared with the previous quarter. From a market perspective, mainstream IC and high-end FPD were notable areas of strength. We were able to leverage the growth in revenues to expand profit margins, while also managing expenses, resulting in 12.6% operating margin and $0.17 earnings per diluted share. Our cash balance grew to $260.6 million, providing us with financial strength and flexibility as we look to continue our strategic growth investments. We are well placed to pursue attractive organic growth opportunities and expand our leadership position.”

Fourth Quarter 2020 Guidance

For the fourth quarter of 2020, Photronics expects revenue to be between $148 million and $158 million, and net income attributable to Photronics, Inc. shareholders to be between $0.12 and $0.19 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Thursday, August 27, 2020. The call can be accessed by logging onto Photronics' website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2019, the company had 1,775 employees. The company has 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual and Quarterly filings with the Securities and Exchange Commission under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time. These risks and uncertainties include, but are not limited to, the current pandemic and future recurrences and other developments with respect thereto, governmental responses to the pandemic and related matters, changes in end markets resulting therefrom, changes in investment, tax, trade, exchange and other laws and regulations, as well as economic, competitive, legal, governmental, political, monetary and fiscal policy, and technological factors and decisions we may make in the future regarding our business, capital structure and other matters. Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements or, except as required to be disclosed in filings or furnishings with the Securities and Exchange Commission, to report events or to report the occurrence of unanticipated events. There is no assurance that Photronics’ expectations will be realized.